Exhibit 10.24

REMUNERATION POLICY FOR THE BOARD OF MANAGING DIRECTORS OF ATAI LIFE SCIENCES N.V.

Approved by the general meeting of shareholders and in effect as per the Effective Date

1	GENERAL

1.1	Principles

The following sets forth the remuneration for the Board of Managing Directors (the “Board of Managing Directors”, and individually referred to as a ‘Managing Director”) of ATAI Life Sciences N.V. (the “Company”), whichis centered on long-term value creation and the continuity of the Company’s business, taking into account the interest of the Company’s shareholders, business partners and employees.

The remuneration policy aims to successfully recruit, motivate and retain qualified Managing Directors with the right level of experience and competences to drive the Company’s mission. Consequently, this remuneration policy is based on the following principles:

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the remuneration of the Board of Managing Directors is intended to be competitive in relation to both the market in which the Company operates and the nature, complexity and relative size of the business;

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the fixed and variable pay ratio, the short-term incentive and the long-term incentive all focus on remuneration that recognizes the achievement by the Company and the Managing Directors of agreed targets and delivery of long-term shareholder value creation;

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the remuneration is linked to the experience, role, focus, responsibilities, performance and skills of each Managing Director in order to enhance behavior required for the successful performance in the existing roles within the Board of Managing Directors; and

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in determining the compensation of the Board of Managing Directors the Dutch Corporate Governance Code has been taken into consideration, as well as the circumstance that the Company is listed at Nasdaq.

The Board of Supervisory Directors of the Company (the “Board of Supervisory Directors”) will evaluate the objectives and structure of this remuneration policy at regular intervals, to ensure it is fit for its purpose of delivering the stated objectives. The Board of Supervisory Directors may delegate its authority and responsibility under this policy to its compensation committee (the “Compensation Committee”).

This policy shall become effective on the date of the effectiveness of the Company’s registration statement on Form S-1 relating to the initial public offering of common shares (the “Effective Date”).

1.2	Remuneration components

The remuneration of the Board of Managing Directors consists of the following components:

•	base salary;

•	variable compensation (short-term cash incentive);

•	long-term equity incentive;

•	pension and other benefits;

•	and severance pay and benefits.

2	BASE SALARIES

The base salaries of the Managing Directors will be determined by the Board of Supervisory Directors and may be based on a market reference group in accordance with the remuneration policy.

Each year, the Board of Supervisory Directors reviews the annual base salaries for Managing Directors and considers whether to adjust base salary levels.

The Board of Supervisory Directors may consider the compensation with comparable qualifications, experience and responsibilities at companies in similar businesses of comparable complexity, size and success. The Board of Supervisory Directors may also consider the historic salary levels of the individual Managing Director and the nature of the individual Managing Director’s responsibilities.

Managing directors will be reimbursed for reasonable business expenses on a charge basis, upon presentation of expense claim forms and always in accordance with the relevant Company policy.

3	VARIABLE COMPENSATION (SHORT-TERM INCENTIVE)

3.1	Objective

The objective of this short-term variable compensation is to incentivize the Managing Directors to achieve annual targets and objectives that are related to the short-term focus of the Company.

3.2	Targets

Payment of the variable compensation is dependent on the achievement of annual targets and objectives set by the Board of Supervisory Directors based on a proposal of the Compensation Committee. The targets and objectives may include strategic, financial and operational performance of the Company in line with the corporate objectives as defined for the Company for the applicable year.

3.3	Size of variable compensation

The annual cash bonus to be granted to an individual Managing Director shall not exceed 100% of such Managing Director’s annual gross base salary, unless deviation is in line with the applicable governance rules or the applicable services or employment agreement with the Managing Director.

3.4	Additional bonus payments

Notwithstanding clause 3.3., above, the Board of Supervisory Directors may decide, upon a proposal of the Compensation Committee, to increase the cash bonus payable to an individual Managing Director for any given year in case of exceptional achievements of that Managing Director to the extent permitted and in accordance with local rules.

4	LONG-TERM EQUITY INCENTIVE

4.1	Objective

The objective of the long term equity incentives is to provide a retention tool for the Managing Directors and to align the long term interests of the Managing Directors and those of the Company and its shareholders.

Furthermore, by granting a long term incentive in the form of equity, the Managing Directors can participate directly in the growth of the value of the Company to which they contribute.

4.2	Targets

The equity awarded to the Managing Directors will be determined by the Board of Supervisory Directors based on the proposal of the Compensation Committee, taking into account market levels and Company-specific circumstances with the intent of creating sustainable long-term shareholder returns.

4.3	Grant of equity awards

The Board of Supervisory Directors, based on the proposal of the Compensation Committee, may grant equity awards to the Managing Directors within the framework and subject to the terms and conditions in the Company’s equity incentive plan as in effect from time to time.

The terms of the equity awards will be established in award agreements that are consistent with the provisions of the applicable equity plan and entered into with the Managing Directors.

5	ADJUSTMENT AND CLAWBACK

If the variable compensation as described above would, in the opinion of the Board of Supervisory Directors, produce an unfair result due to extraordinary circumstances occurring during the performance period, the Board of Supervisory Directors has the power to adjust the value either downwards or upwards.

The Board of Supervisory Directors may also recover from the Managing Directors any variable compensation awarded on the basis of incorrect financial or other data.

6	REMUNERATION IN THE EVENT OF DISMISSAL

The Company may pay severance compensation in accordance with the terms of the Managing Director’s contract. The severance compensation shall be in line with relevant market practices, and as well as taking into account that the Company is listed at Nasdaq.

The specific terms of the severance package of a Managing Director will be established in his or her applicable services or employment agreement, which agreement was or will be established within the framework provided in this compensation policy.

7	PENSION AND OTHER BENEFITS

7.1	Pensions

Pension provisions that may be provided to Managing Directors will be based upon customary and/or government sponsored pension schemes and in accordance with local law, unless agreed otherwise.

7.2	Other benefits

The Company may provide to Managing Directors the opportuinity to participate in customary benefit plans programs and arrangements of the Company and its subsidiaries, such as company cars (or a car allowance), medical insurance, accident insurance and relocation allowances, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

8	LOANS, ADVANCES AND GUARANTEES

The Company will not provide any loans, advances or guarantees to Managing Directors.

9	SERVICES/EMPLOYMENT AGREEMENTS

The actual renumeration of the Managing Directors shall be as set forth in the applicable Managin Director’s services or employment agreement with the Company or a subsidiary, the terms of which are intended to be consistent with this policy; provided that, in the event of any inconsistency between the applicable services or employment agreement and this policy, the terms of the applicable services or employment agreement will control.

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